Exhibit 21


                    LIST OF SUBSIDIARIES



California Amplifier SARL - a French corporation

CalAmp Solutions Holdings, Inc.  (formerly known as Vytek
   Corporation) - a Delaware corporation

CalAmp Solutions, Inc.* (formerly known as Stellcom, Inc.) - a California corporation

MK NY Service Corp.* (inactive; formerly known as Microknowledge,
   Inc.) - a New York corporation

Vytek Products, Inc.* (inactive) - a California corporation


* wholly-owned subsidiaries of CalAmp Solutions Holdings, Inc.